                                                                  EXHIBIT 11.1

                   COMPUTATION OF NET INCOME (LOSS) PER SHARE
                    (in thousands, except per share amounts)



                                                                   THREE MONTHS ENDED                   Nine months ended
                                                                        July 31,                            July 31,
                                                            ------------------------------       -----------------------------
                                                                 1997              1996               1997             1996
                                                            ------------      ------------       ------------     ------------
Weighted average shares outstanding                               21,857            21,551             21,813           21,498
Common equivalent shares from stock options                           --               374                523              432
Number of shares used in computing per share amounts              21,857            21,925             22,336           21,930
                                                            ============      ============       ============     ============

Net income (loss)                                                $  (897)          $11,542            $ 3,443          $33,415
                                                            ============      ============       ============     ============

Net income (loss) per share                                      $ (0.04)          $  0.53            $  0.15          $  1.52
                                                            ============      ============       ============     ============

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